Exhibit 10.1

TechTarget, Inc.

Relationship Agreement

for

Employees

This Agreement is entered into by TechTarget, Inc., a Delaware corporation with offices located at 275 Grove Street, Newton, MA 02466 (“TechTarget”), and the employee whose name and address are set forth at the end of this Agreement (referred to hereinafter as “Employee” ).

WHEREAS, TechTarget is extending an offer of employment to Employee concurrently herewith;

WHEREAS, Employee may develop inventions, copyrightable works or other intellectual property assets for TechTarget and have access to confidential and proprietary information with respect to TechTarget’s intellectual property, products and business; and

WHEREAS, the parties wish to agree on the ownership of intellectual property assets and the confidentiality of such confidential and proprietary information, and certain other matters as more fully set forth herein.

NOW, THEREFORE, in consideration and as a condition of an offer of employment as an employee by TechTarget, and of Employee’s receipt of salary and/or other compensation from TechTarget and other valuable consideration, and intending to be fully and legally bound, Employee hereby agrees with TechTarget as follows.

1. Confidential Information.

(a) Employee will hold in confidence and not disclose or allow disclosure of, either during or after Employee’s employment with TechTarget, all Confidential Information (as defined below) of TechTarget. Upon termination of Employee’s employment, Employee will immediately deliver to TechTarget all written, printed, electronic and other tangible materials and media containing Confidential Information, and will immediately destroy all intangible embodiments of Confidential Information.

(b) “Confidential Information” means Trade Secrets and Technical Information (as defined below) of TechTarget (or of others in the possession of TechTarget subject to obligations of confidentiality and/or nondisclosure), whether written or oral, including all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing. Confidential Information shall not include, and Employee shall have no obligation to hold in confidence, any information which: (a) was known to Employee prior to disclosure by TechTarget; (b) is or becomes public knowledge without breach of this Agreement; (c) is received by Employee from a third party, without any violation directly or indirectly of any obligation of confidentiality to TechTarget and without confidentiality restrictions.

(c) “Trade Secrets” means all trade secrets, including without limitation proprietary, confidential or sensitive technical or business information of the type commonly embodied in drawings, designs, technical manuals, business plans, proposals, marketing and sales plans, customer and prospect lists, subscription lists, financial information, costs, email lists, pricing information or product application data.

(d) “Technical Information” means all technical information, including without limitation source code, object code, procedural code, documentation, manuals, product plans, technical know-how, technical data, performance data, product specifications and other information of a technical nature.

2. Inventions, Copyrightable Works, and Work Product.

(a) With respect to any and all Inventions, Works and Work Product (all as defined below), which are specific to the business activities of TechTarget and are conceived, made, authored or developed by Employee during the term of employment, alone or jointly with others, whether during or outside the hours Employee is providing services to TechTarget hereunder, whether with the use of equipment or other resources of TechTarget or not, Employee agrees as follows:

(i) Such Inventions, Works and Work Product are being created at the instance of TechTarget and all rights, including without limitation all intellectual property rights, in and to such Inventions, Works and Work Product are intended to be the sole and exclusive property of TechTarget, whether in accordance with this paragraph or pursuant to the following paragraph. No rights in or to such Inventions, Works and Work Product or the use thereof are reserved to Employee. If a copyrightable work of authorship, such Inventions, Works and Work Product are deemed to be a work made for hire under the copyright laws of the United States and owned by TechTarget upon creation. If an invention, such Inventions, Works and Work Product are deemed to be owned by TechTarget under the patent laws of the United States upon creation.

(ii) Employee hereby assigns irrevocably, to the fullest extent permitted by law , all right, title and interest (including but not limited to all patent, copyright, trade secret, and other intellectual property rights) in and to all such Inventions, Works and Work Product as of the time of creation thereof, including rights to sue for past infringement. Without limiting the generality of the foregoing, this Agreement shall operate as an irrevocable assignment by Employee to TechTarget of all possible rights under the patent laws of every jurisdiction in all such Inventions, Works and Work Product, and in the event that any such Invention, Work or Work Product is determined not to be a work made for hire under the copyright laws of the United States, this Agreement shall operate as an irrevocable assignment by Employee to TechTarget of the copyright in such Invention, Work or Work Product, including all rights thereunder. Promptly upon request by TechTarget, and at TechTarget’s expense, Employee shall take all actions and execute and deliver all documents which may be reasonably requested by TechTarget as necessary or helpful in TechTarget’s opinion to fully vest, or to evidence such vesting, of the foregoing rights in TechTarget or to prosecute or defend against a third party litigation related to such Inventions, Works or Work Product. In the event of any dispute arising out of or concerning this Agreement, no acts of TechTarget undertaken for the purpose of securing or preserving intellectual property rights in Inventions, Works or Work Product shall be construed to mean that any such Invention, Work or Work Product is not a work made for hire nor estop TechTarget from asserting that any such Invention, Work or Work Product is a work made for hire, unless otherwise expressly agreed in writing by TechTarget.

(iii) Employee will disclose all Inventions, Works and Work Product, specific to TechTarget, promptly and fully to TechTarget in writing, and to no one else without its prior written consent.

(iv) Employee will execute and deliver to TechTarget from time to time all applications, assignments, agreements and other instruments which TechTarget shall deem necessary or reasonably desirable to secure to it all right, title and interest in and to such Inventions, Works and Work Product, specific to TechTarget, (including without limitation letters patent of the United States or any foreign country), or otherwise to protect TechTarget’s interests in the same. Employee will maintain adequate and current written records of any such Inventions, which shall be available to and remain the property of TechTarget at all times.

(v) Employee hereby waives in favor of TechTarget and its assigns and licensees any and all artist’s or moral rights he/she may have pursuant to any state, provincial or federal laws or statutes of the United States in respect of any Works, and all similar rights under the laws of all jurisdictions.

(b) “Inventions” means all ideas, inventions and discoveries and improvements thereof, whether patentable or not. “Works” means all copyrightable works of authorship, including without limitation computer software, books, manuals and derivative versions thereof. “Work Product” means all work product resulting from services performed by Employee, including but not limited to computer programs, files, renderings, sketches, schematics, photographs, notes, drawings, and all material created as part of the Work Product or as part of the process of creating the Work Product, and all trade secrets and know-how and other confidential or proprietary information relating thereto.

3. Employee Non-Solicitation and Non-Hiring Covenant. For a period of one (1) year after the termination of Employee’s employment with TechTarget, Employee will not recruit or solicit, offer employment to, or employ any person who is an employee of TechTarget or was an employee or independent contractor of TechTarget on or within six (6) months before the date of such termination.

4. Publication. During Employee’s employment, Employee will not publish anything specific to TechTarget’s area of business without its prior written consent.

5. Nature of Relationship.

(a) Employee understands and acknowledges that this Agreement is not an employment contract and that either Employee or TechTarget may terminate Employee’s employment at any time.

6. Conflicting Obligations.

(a) Employee has not entered into any agreement and is not subject to any obligation which in any way prevents Employee from being bound by each and every provision of this Agreement or in any way imposes restrictions upon the use of Employee’s knowledge, skill or expertise. Employee is completely free to devote Employee’s full knowledge, skill and expertise to further the business activities of TechTarget without violation of any obligation to any other person or entity.

(b) Employee does not possess Confidential Information of others except for Confidential Information retained in unaided memory without the assistance of any tangible record, and will not use, disclose to or use on behalf of TechTarget, or induce TechTarget to use any such Confidential Information of others in connection with Employee’s employment by TechTarget.

(c) During the period of Employee’s employment by TechTarget, Employee shall not, without TechTarget’s prior written consent, directly or indirectly engage in any employment, consulting or activity other than for TechTarget relating to any line of business in which TechTarget is engaged now or at any time during such period or which would otherwise conflict with Employee’s employment obligations to TechTarget.

7. Non-Competition. (a) For a period of six months after the termination of Employee’s employment with TechTarget for any reason, Employee will not without TechTarget’s prior written consent, work for, function as an independent contractor or solicit or accept business from, any person or entity that is a competitor of TechTarget. For purposes of this agreement, a competitor would include any of the following (a) a media company which publishes technology related content and derives its revenue from selling products and services similar to products and services offered by TechTarget to customers and prospects similar to TechTarget’s own customers and prospects, (b) a company which operates technology related events . The Employee acknowledges that the following specific companies are considered competitors of TechTarget; CNET, IDG, Accela Communications, QuinStreet, Ziff Davis Enterprise, PennWell, JupiterMedia, 101 Communications, Penton Media, IT Toolbox. NewsFactor, Sys-Con, Fawcete, Digital Consulting, United Business MediaBM, Haymarket Media/West Coast Publishing, SANS Institute, Computer Security Institute, Reed Expo and MIS Training Institute. The Employee further acknowledges that the specific companies mentioned as competitors create only a limited list of potential competitors and that other companies or entities may be deemed to be competitors based on the nature of their products and services and how they compete in the marketplace against TechTarget. At the employee’s request, TechTarget will update the listing of specific companies mentioned above.

(b) Employee will not engage in the actions prohibited in clause 7(a) directly or indirectly, or by being associated with any person or entity as owner, partner, employee, agent, independent contractor, director, officer, stockholder or in any other capacity or manner whatever. The restrictions against competition set forth in this Section 7 are acknowledged by Employee to be reasonable for the purposes of protecting the businesses of TechTarget. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8. Severance Compensation

In the event your employment is terminated by TechTarget, or its successor, as a result of a Change of Control (as defined below), the Employee will receive the severance compensation outlined in the table below. The Employee is not entitled to the severance compensation outlined below if the Employee voluntarily terminates their employment, is terminated “For Cause”, or if the termination of their employment is not related to a such a Change of Control.

Severance Component	Specific Terms

Salary	6 months ( “ Severance Period “ ) salary continuation

Bonus	A prorated portion of all targeted bonuses based on your termination date

Medical benefits	Opportunity to participate in TechTarget’s medical and dental plans under the same financial arrangement, as when employed, during the severance period

Equity Grants	100% acceleration of all unvested options, restricted stock units or other granted equity as of your termination date.

For purposes of this Agreement, “Change of Control” shall mean any of the following:

(i) a merger or consolidation of TechTarget with or into any other corporation or other business entity (except one in which the holders of capital stock of TechTarget immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of TechTarget’s Board of Directors (“Voting Stock”) of the surviving corporation);

(ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of TechTarget’s assets;

(iii) the acquisition by any person or any group of persons (other than TechTarget, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of TechTarget or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the Voting Stock other than as a result of an acquisition of securities directly from TechTarget, or solely as a result of an acquisition of securities by TechTarget which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to more than 50% of the combined voting power of such Voting Stock;

(iv) a change in the composition of TechTarget’s Board of Directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted TechTarget’s Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors; or

(v) any liquidation, reorganization in bankruptcy, dissolution or winding up of TechTarget (whether voluntary or involuntary).

For purposes of this Agreement, the term “For Cause” shall mean (A) your willful or reckless failure to perform, or willful or reckless violation of, your duties as a Vice President of TechTarget (other than a failure resulting from your death or disability), which failure or violation shall not have been cured within a reasonable cure period, upon your receipt of written notice from TechTarget of said failure or violation; (B) your commission of an act of fraud or theft against TechTarget or any of its subsidiaries; or (C) your conviction of (or your plea of nolo contendere to) any felony.

9. Miscellaneous.

(a) The term “TechTarget” shall mean TechTarget, Inc. and any person, corporation or other business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, TechTarget, Inc.

(b) If any provision of this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability in every other respect of such provision and of the remaining provisions shall not in any way be affected or impaired thereby. If a court determines that any provision herein is invalid, illegal or unenforceable, for any reason, such provision shall be deemed amended to the extent necessary to comply with such determination, and such provision, as so amended, shall be valid and binding as though the invalid, illegal or unenforceable portion had not been included herein.

(c) Employee will give TechTarget at least eight (8) weeks written notice of resignation from his or her employment or retention to allow for an orderly transition period.

(d) Employee recognizes that irreparable injury, which could not be adequately compensated by money damages, may result to TechTarget if Employee breaches the promises Employee has made in this Agreement, and that Employee’s employment or retention is based on those promises. Employee therefore agrees that in the event of Employee’s breach or threatened breach of any of those promises, TechTarget shall be entitled to injunctive or other equitable relief restraining such breach or threatened breach, without having to prove (beyond entering this Agreement into evidence) either the fact of irreparable injury or the inadequacy of money damages. Such relief shall be without prejudice to any other remedy to which TechTarget may be entitled.

(e) This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, assigns and legal representatives, may be amended only in writing, and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT AFFECTS SIGNIFICANT LEGAL RIGHTS. EMPLOYEE HAS READ AND FULLY UNDERSTANDS EACH PROVISION OF THIS AGREEMENT. EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT, TO THE EXTENT DESIRED, WITH AN ATTORNEY OF EMPLOYEE’S OWN CHOOSING.

IN WITNESS WHEREOF, Employee and TechTarget hereby execute this Agreement as of the date set forth below.

	TechTarget, Inc.	Employee:

By:	/s/ Jessica Keogh	/s/ Janice Kelliher
	Authorized Signature	Name (Typed):	Janice Kelliher

Jessica Keogh
Name (Print or Type)

Sr. HR Generalist
	Title	Date:	January 16, 2012

January 16, 2012
Date